As filed with the Securities and Exchange Commission on April 27, 2004
                                                    Registration No. 333-_______
================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                            NOBLE INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)
               Delaware                                   38-3139487
   (State or other jurisdiction of                     (I.R.S. Employer
   incorporation or organization)                     Identification No.)

                            Noble International Ltd.
                               28213 Van Dyke Road
                             Warren, Michigan 48093
                                 (586) 751-5600
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      -------------------------------------
                              Michael C. Azar, Esq.
                  Vice President, General Counsel and Secretary
                            Noble International Ltd.
                               28213 Van Dyke Road
                             Warren, Michigan 48093
                                 (586) 751-5600
                               Fax: (586) 751-5601
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                      -------------------------------------
                                 with a copy to:
                              Patrick D. Daugherty
                               Foley & Lardner LLP
                       150 W. Jefferson Street, Suite 1000
                             Detroit, Michigan 48226
                                 (313) 963-6200
                               Fax: (313) 963-9308
                      -------------------------------------
   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the selling shareholders.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
     Title of Each Class of         Amount to Be       Proposed Maximum Offering     Proposed Maximum Aggregate       Amount of
  Securities to Be Registered        Registered             Price Per Share                Offering Price          Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
4.00% Convertible Subordinated      $40,000,000.00              100% (1)                   $40,000,000.00           $10,560.00 (2)
Notes
====================================================================================================================================
Common Stock, par value $.001             (2)                     (2)                            (2)                     (3)
per share.......................
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
(2) Includes 1,562,500 shares of common stock that may become issuable upon conversion of the notes, which is 125% of the 1,250,000 shares of common stock currently issuable upon conversion of the notes based on an initial conversion price of $32.00 per share. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event as well as pursuant to the conversion rate adjustments described in the registration statement.
(3) Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.
                      -------------------------------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

NOBLE INTERNATIONAL, LTD.

$40,000,000.00
4.00% Convertible Subordinated Notes due 2007


We sold $40,000,000 aggregate principal amount of 4.00% convertible subordinated notes due March 31, 2007 in a private placement on March 26, 2004. The selling security holders listed on page 18 may use this prospectus to resell their Notes and the common stock issuable upon conversion or redemption of their Notes. We are registering the Notes and shares for resale, but the registration of these Notes and shares does not necessarily mean that the selling shareholder will sell any of the Notes or shares.

The Notes

        *         The Notes bear interest at the rate of 4.00% per annum.
                  Interest on the Notes is payable on January 1, April 1, July 1, and October 1 of each year, beginning on July 1, 2004. The Notes have a three year term and will mature on March 31, 2007, unless earlier converted or redeemed by us, or unless extended for up to another three years at the holder's option.

        * Holders may convert the Notes into shares of our common stock at an initial conversion price of $32.00 per share, subject to adjustment upon certain events. We have the right to convert the Notes into shares of our common stock if at any time after March 26, 2006 the weighted average price of our common stock exceeds $64.00 for each of any 15 consecutive trading days, and upon satisfaction of certain other conditions as set forth in the Notes.

        * If an event of default occurs under the Notes or if we consummate a change of control transaction, Holders may require us to redeem the Notes. The redemption price upon the occurrence of these events would depend upon the event and the price of our common stock at the time and would be between the principal amount of the Notes, plus accrued and unpaid interest, being redeemed and some premium over that amount.

        * The Notes rank junior in right of payment to all of our existing and future senior indebtedness. The Notes rank senior to certain other indebtedness, and pari passu with our 6% convertible subordinated debentures.

        * The Notes are not listed on any securities exchange. If requested in writing by the holders of Notes representing not less than a majority of the aggregate principal amount of the then outstanding Notes, we will use our reasonable best efforts to apply for and effect the quotation of the Notes on the PORTAL market.

Our Common Stock

        * Our common stock is traded on the Nasdaq National Market under the symbol "NOBL." On April 23, 2004, the last reported sale price of our common stock was $32.24 per share.

                      -------------------------------------

         Investing in the Notes and our common stock involves risks. See "Risk Factors" beginning on page 8 for a discussion of these risks.

                      -------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the sale of the notes or the common stock or determined that the information in this prospectus is accurate and complete. It is illegal for any person to tell you otherwise.

                      -------------------------------------

                              _____________, 2004.

                                TABLE OF CONTENTS


Summary......................................................................1

The Company..................................................................5

Forward-Looking Statements...................................................8

Risk Factors.................................................................8

Use of Proceeds.............................................................16

Price Range of Common Stock.................................................16

Selling Shareholders........................................................17

Plan of Distribution........................................................19

Description of Notes........................................................21

Description of Capital Stock................................................34

Certain Material United States Federal Income Tax Consequences..............36

Legal Matters...............................................................44

Experts.....................................................................44

Where You Can Find More Information.........................................44

Incorporation of Certain Documents by Reference.............................44


                              ABOUT THIS PROSPECTUS

         This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. The selling shareholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading "Incorporation of Certain Documents By Reference."

         You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The common stock is not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement, as applicable.

                                     SUMMARY

         This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the notes. For a more complete understanding of our company and the notes, we encourage you to read this entire document, including "Risk Factors," the financial information included in or incorporated by reference into this prospectus and the documents to which we have referred.

         Unless otherwise indicated or required by the context, as used in this prospectus, the terms "we," "our" and "us" refer to Noble International, Ltd. and all of our subsidiaries that are consolidated under accounting principles generally accepted in the United States, or GAAP.

                                   THE COMPANY

         Noble International Ltd., through its subsidiaries, is a full-service provider of tailored laser welded blanks for the automotive industry. Noble's laser-welded blanks are manufactured from two or more blanks of varying thickness and sizes welded together utilizing automated laser assemblies, and are used by original equipment manufacturers or their suppliers in automobile body components such as doors, fenders, bodyside panels, and pillars.

         Noble operates four locations in Michigan, Kentucky and Canada. During the first quarter of 2004, the Company opened a facility in Australia. Noble's executive offices are located at 28213 Van Dyke Ave, Warren, MI 48093, and its telephone number is (586) 751-5600. Noble's common stock is traded on the NASDAQ National Market under the symbol NOBL.

                                  THE OFFERING

         The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus contains a more detailed description of the terms and conditions of the Notes.


Issuer                                 Noble International, Ltd.

Notes Offered                          $40,000,000.00 in aggregate principal
                                       amount of 4.00% Convertible Subordinated
                                       Notes.

Maturity March 31, 2007, unless earlier converted, redeemed, or repurchased. The holders of each note have the right to extend the maturity date for period not to exceed three years.

Ranking The notes rank (i) junior in right of payment to all of our existing and future senior indebtedness (ii) equally in right of payment with all of our subordinated indebtedness, including our 6.00% convertible subordinated debentures issued under an Indenture dated as of July 23, 1998, between the Company and American Stock Transfer & Trust Company, as trustee, and (iii) senior to all other indebtedness.

Interest 4.00% per annum on the principal amount, payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year, beginning on July 1, 2004.

Conversion                             Rights You may convert the notes into
                                       shares of our common stock at an initial conversion price of $32.00 per share, subject to adjustment upon certain events.

Mandatory Conversion                   We have the right to convert the notes
                                       into shares of our common stock if at any time after March 26, 2006 the weighted average price of our common stock exceeds
                                       200% of $32.00 for each of any fifteen
                                       consecutive trading days, and upon
                                       satisfaction of certain other conditions as set forth in the notes.

Repurchase of Notes upon an Event      You may require us to repurchase the
of Default at the option of the        notes upon an event of default
Holder                                 under the notes at a price equal to the
                                       greater of (i) the product of (A) the
                                       principal amount of the notes, plus
                                       accrued by unpaid interest, being
                                       redeemed and (B) 120% upon certain events of default and 100% upon others, or (ii) the product of (A) the principal amount of the notes, plus accrued by unpaid interest, being redeemed divided by the conversion price then in effect and (B) the closing sales price of our common stock on the date immediately preceding the event of default.

Change in Control                      You may require us to repurchase the
                                       notes upon a change of control at a price equal to the greater of (i) the principal amount of the notes, plus accrued by unpaid interest, being redeemed times the quotient determined by dividing the closing sales price of our common stock immediately following announcement of such change of control by the conversion price, and (ii) 110% of the principal amount of the notes, plus accrued by unpaid interest, being redeemed.

Use of Proceeds                        We will not receive any of the proceeds
                                       from the sale by any selling security-
                                       holder of the notes or the common stock
                                       issuable upon conversion.

Trading The notes sole in the initial private placement are eligible for trading in the PORTAL system. The notes sold using this prospectus will no longer be eligible for trading in the PORTAL system. We do not intend to list the notes on any national securities exchange or in any automated quotation system. Our common stock is listed on the Nasdaq National Market under the symbol "NOBL."

Anti-Dilution Protection               Subject to customary exceptions, the
                                       conversion rate of the notes is subject to a broad-based weighted average anti-dilution adjustment in the event that we issue additional shares of common stock
                                       (or warrants, option or other securities convertible into common stock) at a purchase price less than the then applicable conversion price. The conversion will also be subject to proportional adjustment for stock splits, stock dividends, recapitalizations and the like.

Participation Rights                   The holders are entitled to dividends and
                                       distributions made to holders of our
                                       common stock to the extent that such
                                       dividends or distributions exceed in any twelve-month period from the date of issuance of the notes until March 26, 2007, $0.48 per share. The holders are entitled to such dividends and distributions to the extent of such excess, as if the holders had converted the notes into common stock and held such shares on the record date for such dividends and distributions.

Purchase Rights and Other              If at any time we grant, issue or sell
Corporate Events                       any options, convertible securities or
                                       rights to purchase stock, warrants,
                                       securities or other property pro rata to the record holders of any class of common stock, then the holders will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights which the holders could have acquired if the holders had held the number of shares of common stock acquirable upon complete conversion of the notes immediately before the date on which a record is taken for the grant, issuance or sale of such purchase rights, or, if no such record is taken, the date as of which the record holders of common stock are to be determined for the grant, issue or sale of such purchase rights.

                                       Prior to the consummation of any
                                       recapitalization, reorganization,
                                       consolidation, merger, spin-off or other business combination (other than a Change of Control (as defined below)) pursuant to which holders of common stock are entitled to receive securities or other assets with respect to or in exchange for common stock, we are required to make appropriate provision to insure that the holders will thereafter have the right to receive upon a conversion of the notes,
                                       (i) in addition to the shares of common
                                       stock receivable upon such conversion,
                                       such securities or other assets to which the holders would have been entitled with respect to such shares of common stock had such shares of common stock been held by the holders upon the consummation of such corporate event or
                                       (ii) in lieu of the shares of common
                                       stock otherwise receivable upon such
                                       conversion, such securities or other
                                       assets received by the holders of common stock in connection with the consummation of such corporate event in such amounts as the holders would have been entitled to receive had the notes initially been issued with conversion rights for the form of such consideration (as opposed to shares of common stock) at a conversion rate for such consideration commensurate with the conversion rate.

         You should carefully consider the information set forth in the section of this prospectus entitled "Risk Factors," beginning on page 8, as well as other information included in or incorporated by reference into this prospectus before deciding whether to invest in the notes.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years and our pro forma ratio of earnings to fixed charges for fiscal 2003. The pro forma ratio gives effect to the offering of the notes, which we completed in March 2004, and the application of the net proceeds from the offering of the notes, as if each such event had occurred on January 1, 2003.


                             Year ended December 31,
----------------------------------------------------------------------------------------
                                                                                            Pro forma year ended
      1999              2000              2001              2002             2003             December 31, 2003
------------------ ---------------- ----------------- ----------------- ---------------- ----------------------------

      4.56              1.27              3.68              3.43             4.24                   4.00

         For purposes of calculating the ratio of earnings to fixed charges:

             (1) "earnings" represents income from continuing operations before income taxes, plus fixed charges (excluding capitalized interest); and

             (2) "fixed charges" consists of interest expense (including capitalized interest), amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

                                   THE COMPANY

         Noble International Ltd., through its subsidiaries, is a full-service provider of tailored laser welded blanks for the automotive industry. Noble's laser welded blanks are manufactured from two or more blanks of varying thickness and sizes welded together utilizing automated laser assemblies, and are used by original equipment manufacturers or their suppliers in automobile body components such as doors, fenders, bodyside panels, and pillars.

         Noble operates four locations in Michigan, Kentucky and Canada. During the first quarter of 2004, the Company opened a facility in Australia. Executive offices are located at 28213 Van Dyke Ave, Warren, MI 48093, tel. (586) 751-5600. Noble's common stock is traded on the NASDAQ National Market under the symbol NOBL.

History and Business Development

         Noble International, Ltd. ("Noble") was incorporated on October 3, 1993 in the State of Michigan. On June 29, 1999 Noble reincorporated in the State of Delaware. Since its formation in 1993, Noble has completed over two dozen significant acquisitions and divestitures (the "Acquisitions"). As used in this prospectus, the term "Company" refers to Noble and its subsidiaries and their combined operations, after consummation of all the Acquisitions.

         In 1996, the Company completed the acquisitions of Noble Component Technologies, Inc. ("NCT"), Monroe Engineering Products, Inc. ("Monroe"), and Cass River Coatings, Inc. ("Vassar").

         In 1997, the Company completed the acquisitions of Skandy Corp. ("Skandy"), Utilase Production Processing, Inc. ("UPP"), Noble Metal Forming, Inc. ("NMF"), and Noble Metal Processing, Inc. ("NMP"). In November 1997, the Company completed an initial public offering of 3.3 million shares of common stock resulting in gross proceeds of $29.7 million.

         In 1998, the Company completed the acquisitions of Tiercon Plastics, Inc. ("TPI"), Tiercon Coatings, Inc. ("TCI"), and Noble Metal Processing-Midwest, Inc. ("NMPM").

         In 1999, TPI and TCI were combined with and into Tiercon Industries, Inc. ("Tiercon"). TPI and TCI continued to operate as separate divisions of Tiercon. On August 31, 1999 the Company purchased certain assets of Jebco Manufacturing, Inc. ("Jebco").

         In 2000, the Company completed the sale of Noble Canada, Inc. ("Noble Canada") including Tiercon (the "Tiercon Sale"). As part of the Tiercon Sale the Company sold Vassar and NCT. The Tiercon Sale comprised all of the operating companies classified as the Company's plastics and coatings division.

         In 2000, the Company completed the acquisition of Noble Logistics Services, Inc. ("NLS-TX"), (formerly known as DSI Holdings, Inc. ("DSI")). In addition, in 2000, the Company completed the acquisition of Noble Logistic Services, Inc. ("NLS-CA"), (formerly known as Assured Transportation & Delivery, Inc. ("ATD") and its affiliate, Central Transportation & Delivery, Inc. ("CTD")).

         In 2000, the Company completed the acquisition of Pro Motorcar Products, Inc. ("PMP") and its affiliated distribution company, Pro Motorcar Distribution, Inc. ("PMD").

         On February 16, 2001, the Company acquired a 49% interest in S.E.T. Steel, Inc. ("SET") for $3.0 million (the "SET Acquisition"). SET is a Qualified Minority Business Enterprise, providing metal processing services to original equipment manufacturers ("OEMs"). Contemporaneously with the SET Acquisition, the Company, through its wholly owned subsidiary Noble Manufacturing Group, Inc. ("NMG") (formerly known as Noble Technologies, Inc.), sold all of the capital stock of NMPM and NMF to SET for $27.2 million (the "SET Sale"). On February 16, 2001, the Company received a note for $27.2 million due June 14, 2001. On June 28, 2001, SET completed bank financing of its purchase of NMF and NMPM and repaid the $27.2 million note to the Company with $24.7 million in cash and a $4.0 million, 12% subordinated note due in 2003. In addition, the Company guaranteed $10.0 million of SET's senior debt. During the quarter ended September 30, 2001, SET repurchased the Company's 49% interest for $3.0 million. The Company received a $3.0 million, 12% subordinated note due in 2003. On April 1, 2002, the Company converted its $7.6 million note receivable, including interest, from SET Enterprises, Inc. ("SET") into preferred stock of SET. The preferred stock was non-voting and was redeemable at the Company's option in 2007. The Company agreed to convert the subordinated promissory note to preferred stock in order to assist SET in obtaining capital without appreciably decreasing the Company's repayment rights or jeopardize SET's minority status. Management believes that continued support of SET furthers the joint strategic objectives of the two companies. On August 1, 2003 SET completed its acquisition of Michigan Steel Processing, Inc. ("MSP"), a subsidiary of Sumitomo Corporation of America ("SCOA"). As part of the transaction, SCOA contributed 100% of the common stock of MSP in exchange for 45% of the common stock of SET. In addition, the Company reduced its guarantee of SET's senior debt from $10.0 million to $3.0 million for a period of one year, after which the guarantee may be eliminated. The Company exchanged its $7.6 million non-convertible, non-voting redeemable preferred stock investment in SET for $7.6 million in Series A non-convertible, non-voting preferred stock which provides an 8% annual dividend, and is non-redeemable by the Company. The Series A preferred stock is redeemable by SET at its option. In connection with the transaction, the Company was issued 4% of the outstanding common stock of SET.

         On June 8, 2001, the Company acquired a 51% interest in SCO Logistics, Inc. ("SCOL"). SCOL is a provider of logistics management services to the bulk chemical industry. On October 1, 2001 the Company sold its interest in SCOL to the management of SCOL for $0.35 million.

         On December 18, 2001, the Company, through its wholly owned subsidiary NMG, purchased 81% of the outstanding capital stock of Noble Construction Equipment, Inc. ("NCE") (formerly known as Construction Equipment Direct, Inc. ("CED")), for $0.35 million in cash and stock valued at $0.35 million along with a call right to purchase the balance of the stock. On December 19, 2001, NCE purchased certain assets and assumed certain liabilities of Eagle-Picher Industries, Inc.'s construction equipment division for approximately $6.1 million in cash. On December 21, 2001, NMG exercised its call option and acquired the balance of the stock of NCE.

         On October 4, 2002, the Company completed a secondary offering of 925,000 shares of its $0.001 par value common stock. The net proceeds of $8.6 million were used to reduce the Company's long-term debt.

         On December 31, 2002, the Company, through its wholly-owned subsidiary NMG, completed the sale of NCE for $14.0 million in cash. The transaction resulted in a gain of $0.174 million, net of tax. The proceeds were used to reduce the Company's long-term debt. The Company completed the transaction with an entity in which the Company's Chairman and certain other officers have an interest. An independent committee of the board of directors of the Company was established to evaluate, negotiate, and complete the transaction. In addition, an independent fairness opinion regarding the transaction was obtained.

         On March 21, 2003, the Company completed the sale of its logistics group for approximately $11.1 million in cash and notes as well as the assumption of substantially all payables and liabilities. The transaction included cash of $2.0 million at closing, two short-term notes totaling approximately $5.1 million, a $1.5 million three-year amortizing note and a $2.5 million five-year amortizing note. The two long-term notes bear an annual interest rate of 4.5% and will be repaid in equal monthly installments. On August 14, 2003 the Company and the buyer amended the repayment terms of the remaining balance on the short-term notes. The amended terms provide for repayment of the short-term notes by July 31, 2004 and for payment of interest on the outstanding balance at an annual rate of 7%.

         On October 17, 2003, the Company acquired substantially all of the assets of Prototube, LLC ("Prototube") from Weil Engineering GmbH ("Weil") and Global Business Support, LLC ("GBS") for $0.1 million in cash plus the assumption of $1.2 million in liabilities. Prototube manufactures a variety of products with applications in the aerospace, automotive, housing, oil and other industries. Its products are roll formed or stamped from flat steel or a laser welded blank, then, utilizing a proprietary technology, they are formed into a tube and laser welded. Prototube's production process allows parts to be produced in several different shapes including round, rectangular and oval from various types and thicknesses of steel, as well as aluminum. In addition to multiple thicknesses of metal, Prototube can create multi-diameter products and join curved surfaces together by adjusting the output power of the laser.

         The Company made the decision to exit the distribution (Monroe, PMP, PMD and Peco Manufacturing, Inc. "Peco") business in the fourth quarter of 2003 and has classified this operation as discontinued. On January 28, 2004 the Company completed the sale of the distribution business to an entity in which the Company's Chairman and another officer have an interest for approximately $5.5 million in cash. An independent committee of the board of directors of the Company was established to evaluate, negotiate and complete the transaction. In addition, an independent fairness opinion regarding the transaction was obtained.

         As of December 31, 2003 the Company's continuing operating subsidiaries are organized into a single reporting segment operating in the automotive supply business. This segment includes NMP, Noble Metal Processing - Kentucky, LLC ("NMPK"), Noble Metal Processing - Canada, Inc. ("NMPC") and Prototube.

         On January 21, 2004, the Company completed the acquisition of Prototech Laser Welding, Inc. ("LWI") for approximately $14.0 million in cash and the assumption of approximately $0.7 million in subordinated debt and up to an additional $1.0 million payable if certain new business is awarded to Noble within the next twelve months. LWI, based in Clinton Township, Michigan, is a supplier of laser-welded blanks (LWB) to General Motors.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains or incorporates by reference statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including those set forth under "Risk Factors" below.

         Words such as "expect", "anticipate", "intend", "plan", "believe", "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

                                  RISK FACTORS

         You should carefully consider the following factors and other information included or incorporated by reference in this prospectus before deciding to purchase our notes or our common stock. Any of these risks could have a material adverse effect on our business, financial condition, results of operations and prospects, which could in turn have a material adverse effect on the price of our common stock or the value of our notes. In this case, you may lose all or part of your investment.

Risks Related to Our Operations

We have a significant amount of outstanding indebtedness, which reduces the cash available to finance our growth.

         In order to finance our operations, including costs related to the consummation of various acquisitions, we have incurred substantial indebtedness. Our credit facilities are secured by substantially all of our assets as well as the assets of our subsidiaries. In addition to certain financial covenants, our credit facilities restrict our ability to incur additional indebtedness or pledge assets. As of the date of this prospectus, we are in compliance with all of the terms of our credit facilities. There can be no assurance, however, that we will be able to comply with the terms of our credit facilities in the future. At December 31, 2003, we have a $54 million credit facility (the "Credit Facility") with a syndicate of banks led by Comerica Bank N.A. as agent, expiring in July 2006. In January 2004, the credit facility was increased to $74 million primarily to facilitate the acquisition of LWI.

         We used the proceeds from our $40 million private placement of our notes in March 2004 to reduce our balance under the Credit Facility including retirement of the term loan portion. As of the date of this prospectus, the outstanding balance of the Credit Facility was $0. However, we are permitted to draw on the line of credit portion of the Credit Facility, which would increase our outstanding indebtedness.


We may not be able to meet our debt service obligations without using cash resources, which could have a material adverse effect on our operations.

         Our business is subject to all of the risks associated with substantial leverage, including the risk that available cash may not be adequate to make required payments. Our ability to satisfy outstanding debt obligations from cash flow will be dependent upon our future performance and will be subject to financial, business and other factors, many of which may be beyond our control. In the event that we do not have sufficient cash resources to satisfy our repayment obligations, we would be in default, which would have a material adverse effect on our business. To the extent that we are required to use cash resources to satisfy interest payments to the holders of outstanding debt obligations, we will have fewer resources available for other purposes.


Because we depend on a limited number of customers, the loss or insolvency any significant customer could cause a significant decline in our net sales and earnings.

         Sales to the automotive industry accounted for all of our sales from continuing operations in 2003. In addition, our automotive sales are highly concentrated among a few major OEMs and automotive suppliers. Thus, the loss of any significant customer could have a material adverse effect on our business. As is typical in the automotive supply industry, we have no long-term contracts with any of our customers. Our customers provide annual estimates of their requirements; however, sales are made on a short-term purchase order basis. There is substantial and continuing pressure from the major OEMs and Tier I suppliers to reduce costs, including the cost of products purchased from outside suppliers. If in the future we are unable to generate sufficient production cost savings to offset price reductions, our gross margins could be adversely affected.


We operate in a consolidating industry and face risks relating to recent and future acquisitions.

         The automotive component supply industry is undergoing consolidation as OEMs seek to reduce both their costs and their supplier base. Future acquisitions may be made in order to enable us to expand into new geographic markets, add new customers, provide new products, expand manufacturing and service capabilities and increase automotive model penetration with existing customers. There can be no assurance that we will be successful in identifying appropriate acquisition candidates or in successfully combining operations with such candidates if they are identified. It should be noted that any acquisitions could involve the dilutive issuance of equity securities or the incurrence of debt. In addition, acquisitions involve numerous other risks, including difficulties in assimilation of the acquired company's operations following consummation of the acquisition, the diversion of management's attention from other business concerns, risks of producing products we have limited experience with, the potential loss of key customers of the acquired company, and the ability of pre-acquisition due diligence to identify all possible issues that may arise with respect to products of the acquired company. All these acquisition risks could materially and adversely affect our financial performance.


Failure to obtain business on new and redesigned model introductions would adversely affect our automotive business.

         Our automotive product lines are subject to change as our customers, including both OEMs and Tier I suppliers, introduce new or redesigned products. We compete for new business both at the beginning of the development phase of new vehicle models, which generally begins two to five years prior to the marketing of such models to the public, and upon the redesign of existing models. Our sales would be adversely affected if we fail to obtain business on new models, or fail to retain or increase business on redesigned existing models, or if our customers do not successfully introduce new products incorporating our products, or if market demand for these new products does not develop as anticipated.


Our business is dependent upon the continuous improvement of production technologies.

         Our ability to continue to meet customer demands within our automotive operations with respect to performance, cost, quality and service will depend, in part, upon our ability to remain technologically competitive with our production processes. New automotive products are increasingly complex, require increased welding precision, use of various materials and have to be run at higher production speeds and with lower scrap ratios in order to reduce costs. The investment of significant additional capital or other resources may be required to meet this continuing challenge. If we are unable to improve our production technologies, we will lose business and possibly be forced to exit from the particular market.


Our dedication of design and engineering resources could have a material adverse effect on our financial condition.

         Within the automotive industry, OEMs and Tier I suppliers require their suppliers to provide design and engineering input during the product development process. The direct costs of design and engineering are generally borne by our customers. However, we bear the indirect cost associated with the allocation of limited design and engineering resources to such product development projects. Despite our up-front dedication of design and engineering resources, our customers are under no obligation to order the subject components or systems from us following their development. In addition, when we deem it strategically advisable, we may also bear the direct up-front design and engineering costs as well. There can be no assurance that our dedication of design and engineering resources, or up-front design and engineering expenditures, will not have a material adverse effect on our financial condition or results of operations.


Our operating results may fluctuate because we operate in industries that are characterized by cyclicality and seasonality, the effects of which may have been masked by our historical growth trend.

         The automotive industry is highly cyclical and dependent on consumer spending. Economic factors adversely affecting automotive production and consumer spending could adversely impact our business. In addition, the automotive component supply industry is somewhat seasonal. Our need for continued significant expenditures for capital equipment purchases, equipment development and ongoing manufacturing improvement and support, among other factors, make it difficult for us to reduce operating expenses in a particular period if our net sales forecasts for such period are not met, because a substantial component of our operating expenses are fixed costs. Generally, revenue and operating income increase during the second calendar quarter of each year as a result of the automotive industry's spring selling season, which is the peak sales and production period of the year. Revenue and operating income generally decrease during July and December of each year as a result of changeovers in production lines for new model years as well as scheduled OEM plant shutdowns for vacations and holidays.

         Our historical results of operations have generally not reflected typical cyclical or seasonal fluctuations in revenues and operating income. The acquisitions and divestitures completed by us have resulted in a growth trend through successive periods which has masked the effect of typical seasonal fluctuations. There can be no assurance that our business will continue its historical growth trend, that it will continue to be profitable or that it will conform to industry norms for seasonality in future periods.


Our unionized work forces and those of our customers present the risk of labor interruptions.

         Within the automotive supply industry substantially all of the hourly employees of the OEMs and many Tier I suppliers are represented by labor unions, and work pursuant to collective bargaining agreements. The failure of any of our significant customers to reach agreement with a labor union on a timely basis, resulting in either a work stoppage or strike, could have a material adverse effect on our business. During 1999, production workers at our NMP facility in Michigan elected to be represented by the UAW. A three year collective bargaining agreement was entered into in September 2000 and expired in December 2003. In January 2004, we entered into a new five year collective bargaining agreement, which expires in December 2008, with the UAW at our NMP facility in Michigan. Although this plant has never been subject to a strike, lockout or other major work stoppage, any such incident would have a material adverse effect on our operating income.

We face an inherent risk of product liability exposure within our automotive operations.

         Within the automotive operations, we face an inherent business risk of exposure to product liability claims if the failure of one of our products results in personal injury or death. There can be no assurance that material product liability losses will not occur in the future. In addition, if any of our products prove to be defective, we may be required to participate in a recall involving such products. We maintain insurance against product liability claims, but there can be no assurance that such coverage will be adequate or will continue to be available to us on acceptable terms or at all. A successful claim brought against us in excess of available insurance coverage or a requirement to participate in any product recall could have a material adverse effect on our business.


Our operating results could be adversely affected by the impact of environmental and safety regulations.

         We are subject to the requirements of federal, state and local environmental and occupational health and safety laws and regulations. Although we have made and will continue to make expenditures to comply with environmental requirements, these requirements are constantly evolving, and it is impossible to predict whether compliance with these laws and regulations may have a material adverse effect on us in the future. If a release of hazardous substances occurs on or from our properties or from any of its disposals at offsite disposal locations, or if contamination is discovered at any of our current or former properties, we may be held liable, and the amount of such liability could be material.


Our business is dependent on our key personnel.

         Our operations are dependent upon our ability to attract and retain qualified employees in the areas of engineering, operations and management, and are greatly influenced by the efforts and abilities of Robert J. Skandalaris, Chairman and Christopher L. Morin, President and Chief Executive Officer, as well as our other executive officers. We have employment agreements with Mr. Skandalaris, Mr. Morin and several other officers. We do not maintain key-person life insurance on our executives.


We are subject to risks associated with international operations that could adversely affect our business.

         We operate a production facility in Ontario, Canada, and have opened a facility during the first quarter of 2004 in Australia. Our business strategy may include the continued expansion of international operations. As we expand our international operations, we will increasingly be subject to the risks associated with such operations, including: (i) fluctuations in currency exchange rates; (ii) compliance with local laws and other regulatory requirements; (iii) restrictions on the repatriation of funds; (iv) inflationary conditions; (v) political and economic instability; (vi) war or other hostilities; (vii) overlap of tax structures; and (viii) expropriation or nationalization of assets. The inability to effectively manage these and other risks could adversely affect our business.


The Failure of SET Enterprises, Inc. could materially adversely affect our financial condition.

         In February 2001, we sold two of our non-core subsidiaries to SET Enterprises, Inc., a qualified minority business enterprise providing metal processing services to the automotive OEMs. We currently hold $7.6 million in face value of 8% Series A non-convertible, non-voting preferred stock of SET. We provide a guarantee of $3.0 million of SET's senior debt, which is scheduled to mature in August 2004, incurred in connection with its purchase of our subsidiaries, and we hold approximately 4% of SET's common stock. Due to the amounts invested in our relationship with SET, the failure of SET's business could materially adversely affect our financial condition if it resulted in our inability to recover our investment in preferred stock and common stock, and SET's inability to pay dividends, our accounts receivable, and to pay its senior debt resulting in our requirement to perform under our guarantee.

Risks Related to the Notes

Because the holders of our senior indebtedness, including our senior credit facilities, will have the right to receive payment in full before any payments can be made in respect of the notes, our assets may not be sufficient to assure repayment of the notes.

         The notes are our general unsecured subordinated obligations. Accordingly, the payment of principal, premium, if any, and interest on the notes by us will be junior in right of payment of all our existing and future senior indebtedness. As a result, in the event of our insolvency, liquidation or other reorganization, all senior indebtedness and all secured indebtedness must be paid in full before any amounts owed under the notes may be paid.

         Moreover, we may not pay any amount owed under the notes, or repurchase, redeem or otherwise retire the notes, if any payment default on our senior indebtedness occurs, unless the default has been cured or waived, the senior indebtedness is repaid in full or the holders of the senior indebtedness consent to the payment. In addition, if any other default exists with respect to senior indebtedness and specified other conditions are satisfied, at the option of the holders of that senior indebtedness, we may be prohibited from making payments on the notes for a designated period of time. For additional information on the subordination terms applicable to the notes, and the amounts of senior indebtedness to which the notes would be subordinated as of March 31, 2004, see "Description of the Notes--Subordination."


Your right to receive payments on the notes in the event of a bankruptcy, insolvency or similar proceeding involving us will be effectively subordinated to all of our secured indebtedness.

         The notes are effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. In the event that we are not able to repay amounts due under the senior credit facilities, the lenders could proceed against the assets securing that indebtedness. In that event, any proceeds received upon a realization of the collateral would be applied first to amounts due under the senior credit facilities before any proceeds would be available to make payments on the notes. The value of this collateral may not be sufficient to repay the lenders under the senior credit facilities, the holders of the notes and our other senior subordinated indebtedness. In that event, holders of the notes will receive less, ratably, than our senior creditors, or they may receive no payment at all.

We may incur more indebtedness.
         We and our subsidiaries will be able to incur substantial additional indebtedness in the future. Although some of the agreements governing our outstanding indebtedness restrict us and our subsidiaries from incurring additional indebtedness, these restrictions are subject to important exceptions and qualifications.

Our debt agreements may restrict our ability, and the ability of some of our subsidiaries, to engage in particular activities.

         Our Credit Facility contains financial covenants that require us to achieve certain financial and operating results and maintain compliance with specified financial ratios. These covenants could limit our ability to obtain future financing and may prevent us from taking advantage of attractive business opportunities. Our ability to meet these covenants or requirements may be affected by events beyond our control, and we may not be able to satisfy such covenants and requirements. A breach of these covenants or our inability to comply with the financial ratios, tests or other restrictions could result in an event of default under the agreements governing our outstanding indebtedness, including the notes.

We may not be able to repurchase the notes at the option of the holder or upon a change of control, which may increase your credit risk.

         Upon an event of default under the notes or upon a change of control, the holders of the notes have the right to require us to redeem all or a portion of their notes. The redemption price upon the occurrence of these events could be a significant premium over the outstanding balance of the notes. However, we may not have enough available cash or be able to obtain third-party financing at the time we are required to make repurchases of tendered notes. Our failure to redeem tendered notes at a time when the redemption is required by the notes would constitute a default under the notes.

         In addition, a default under the notes or the change in control itself could lead to a default under other existing and future agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

The definition of change of control for purposes of the notes does not necessarily afford protection for the holders of the notes in the event of some types of highly leveraged transactions.

         We may enter into some types of highly leveraged transactions, including acquisitions, mergers, refinancings, restructurings or other recapitalizations, that would not fall within the definition of change of control for purposes of the notes, although these types of transactions could increase our indebtedness or otherwise affect our capital structure or credit ratings and the holders of the notes. The definition of change of control for purposes of the notes also includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our properties or assets. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition under applicable law. Accordingly, our obligation to make an offer to purchase the notes, and the ability of a holder of notes to require us to repurchase its notes pursuant to the offer as a result of a highly leveraged transaction or a sale, lease, transfer, conveyance or other disposition of less than all of our assets, taken as a whole, may be uncertain.

You should consider the U.S. federal income tax consequences of owning the notes.

         Both U.S. and non-U.S. holders of the notes should consider the U.S. federal income tax consequences of the purchase, ownership, conversion and other disposition of the notes and the ownership and disposition of the common stock received upon conversion of the notes. Investors considering a purchase of notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws pertaining to any other U.S. federal tax other than the income tax; the laws of any state, local or foreign taxing jurisdiction; and any applicable tax treaty. Certain material U.S. federal income tax consequences of the purchase, ownership, conversion and disposition of the notes and our common stock are summarized in this prospectus under the heading "Material United States Federal Income Tax Considerations."

There is no established trading market for the notes.

         The notes are a new issue of securities for which there is no established trading market. Although upon the request of the majority holders of the notes we will use our reasonable best efforts to make the notes eligible for trading in the PORTAL market, notes sold using this prospectus will no longer be eligible for trading in the PORTAL market. We do not intend to apply for listing of the notes on any other securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, a final active trading market for the notes may not develop. If a final active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected.

         You may not be able to sell your notes or the common stock issuable upon conversion of the notes at a particular time or you may not be able to sell your notes or the common stock at a favorable price. Future trading prices of the notes and the common stock will depend on many factors, including:

         o our operating performance and financial condition;

         o the interest of securities dealers in making a market; and

         o the market for similar securities.

         Historically, the markets for non-investment grade debt securities, such as the notes, have been subject to disruptions that have caused volatility in prices. It is possible that the markets for the notes and our common stock will be subject to disruptions. Any such disruptions may have a negative effect on you as a holder of the notes or the common stock issuable upon conversion of the notes, regardless of our prospects and financial performance.

Risks Related to Our Common Stock

Future sales of our common stock could depress our stock price.

         We cannot predict the effect that future sales of common stock will have on the market price of the common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the market price of the common stock. Approximately 22,233 of the shares of common stock currently issued and outstanding are "restricted securities" as that term is defined under Rule 144 under the Securities Act of 1933 and may not be sold unless they are registered or unless an exemption from registration, such as the exemption provided by Rule 144, is available. All of these restricted securities are currently eligible for resale pursuant to Rule 144, subject in most cases to the volume and manner of sale limitations prescribed by Rule 144.


We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock and the notes.

         We are not restricted from issuing additional common stock during the life of the notes. If we issue additional shares of common stock, the price of our common stock and, in turn, the price of the notes may be materially and adversely affected.


Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

         We may, in the future, sell additional shares of our common stock to raise capital. We may also issue additional shares of our common stock to finance future acquisitions. Further, a substantial number of shares of our common stock are reserved for issuance pursuant to stock options and upon conversion of the notes and our outstanding convertible notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance of substantial amounts of common stock, or the perception that such sales may occur, could adversely affect the market price for our common stock and/or the trading price for the notes.


Conversion or redemption of the notes into or with our common stock will dilute the ownership interests of existing stockholders, including holders who had previously converted their notes.

         The conversion or redemption of some or all of the Notes into or with our common stock will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Notes may encourage short selling by market participants because the conversion of the Notes could depress the price of our common stock.

We may experience volatility in our stock price that could affect your investment.

         The price of our common stock has been, and may continue to be, highly volatile in response to various factors, many of which are beyond our control, including:

o      developments in the industries in which we operate;

o actual or anticipated variations in quarterly or annual operating results;

o      speculation in the press or investment community; and

o announcements of technological innovations or new products by us or our competitors.

         Our common stock's market price may also be affected by our inability to meet analyst and investor expectations and failure to achieve projected financial results, including those set forth in this prospectus. Any failure to meet such expectations or projected financial results, even if minor, could cause the market price of our common stock to decline. Volatility in our stock price may result in your inability to sell your shares at or above the price at which you purchased them in this offering.

         In addition, stock markets have generally experienced a high level of price and volume volatility, and the market prices of equity securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. These broad market fluctuations may adversely affect our common stock's market price. In the past, securities class action lawsuits frequently have been instituted against such companies following periods of volatility in the market price of such companies' securities. If any such litigation is instigated against us, it could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, results of operations, and financial condition.


Our executive officers and directors control a significant percentage of our common stock and these stockholders may take actions that are adverse to your interests.

         Robert J. Skandalaris owns and/or controls approximately 26% of our outstanding common stock. As a result, Mr. Skandalaris is able to exert significant influence over the outcome of all matters submitted to a vote of our stockholders, including the election of directors, amendments to our certificate of incorporation and approval of significant corporate transactions. Such consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control that might be beneficial to other stockholders.


Antitakeover provisions in our certificate of incorporation and bylaws and provisions of Delaware law could delay or prevent a change of control that you may favor.

         Certain provisions of our certificate of incorporation and bylaws may inhibit changes in control of us not approved by the board of directors. These provisions include: (i) a prohibition on stockholder action through written consents; (ii) a requirement that special meetings of stockholders be called only by the board of directors; (iii) advance notice requirements for stockholder proposals and nominations; (iv) limitations on the ability of stockholders to amend, alter or repeal the bylaws; and (v) the authority of the board of directors to issue, without stockholder approval, preferred stock with such terms as the board of directors may determine. We will also be afforded the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects.

                                 USE OF PROCEEDS

         The selling stockholders will receive all of the proceeds from the sale of the notes and common stock issuable upon conversion of the notes. We will not receive any of the proceeds from the sale of the notes or the common stock issuable upon conversion of the notes offered by the selling stockholders under this prospectus, but we have agreed to pay the expenses of preparing this prospectus and the related registration statement.

         We received net proceeds of approximately $38.4 million from our sale of the notes to the initial purchasers, after deducting the estimated offering expenses payable by us. We used the net proceeds of the offering to pay off our term loan and reduce the amount outstanding under our revolving credit line.

                           PRICE RANGE OF COMMON STOCK

         Our common stock is quoted on the Nasdaq National Market under the trading symbol "NOBL." The following table lists, on a per share basis for the periods indicated, the high and low closing sale prices for the common stock as reported by the Nasdaq National Market:

                                                             Common Stock Price
Fiscal Year Ended December 31,                              --------------------
                                                              High        Low
--------------------------------------------------------    ----------  --------
2002
   First Quarter                                            $   14.50   $   7.91
   Second Quarter                                           $   16.00   $  10.45
   Third Quarter                                            $   11.69   $   8.65
   Fourth Quarter                                           $   11.10   $   6.41
2003
   First Quarter                                            $    8.89   $   5.61
   Second Quarter                                           $    8.78   $   5.84
   Third Quarter                                            $   12.14   $   8.60
   Fourth Quarter                                           $   23.22   $  11.11
2004
   First Quarter                                            $   28.60   $  22.15
   Second Quarter (through April 23, 2004)                  $   32.24   $  26.00


         As of March 15, 2004, there were approximately 74 record holders and approximately 2,350 beneficial holders of our common stock. On April 23, 2004, the last reported sale price of our common stock as quoted on the Nasdaq National Market was $32.24 per share.

                              SELLING SHAREHOLDERS

         The notes were originally issued by us pursuant to a Securities Purchase Agreement, dated as of March 25, 2004 by and among the Company and the buyers party thereto in transactions exempt from the registration requirements of the federal securities laws. The selling shareholders (which term includes their transferees, pledges, donees or successors) may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of common stock issuable upon conversion of the notes. We are registering the notes and shares of common stock issuable upon conversion of the notes in order to permit the selling securityholders to offer the notes and common stock for resale from time to time. Unless set forth below, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

         Any or all of the notes or common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or common stock that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders identified below may have sold, transferred, or otherwise disposed of all or a portion of their notes or shares of common stock since the date on which the information regarding their notes was provided in transactions exempt from the registration requirements of the Securities Act.

         The table below sets forth the names of each selling securityholder, the principal amount of the notes that may be offered by such selling securityholder pursuant to this prospectus and the number of shares of common stock beneficially owned by such selling securityholders. The third column lists the number of shares of common stock beneficially owned by each selling securityholder, based on its ownership of the shares of common stock as of April 23, 2004, assuming conversion of all of the notes held by the selling securityholders on that date, without regard to any limitations on conversion, each to the extent known to us as of the date of this prospectus. The terms of the notes provide that no selling securityholder may convert Notes for common stock if such conversion or exercise would result in such selling securityholder beneficially owning more than 9.99% of our outstanding common stock. Unless otherwise indicated below, each selling securityholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling securityholder.

         The fourth column lists the shares of common stock being offered by this prospectus by the selling securityholders. The fifth column assumes the sale of all of the shares of common stock offered by the selling securityholders pursuant to this prospectus.

         The selling securityholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                        Aggregate         Aggregate        Number of     Maximum Number of    Beneficial
                                        Principal         Principal          Shares      Shares Registered    Ownership
                                     Amount of Notes   Amount of Notes    Beneficially         Hereby(2)      After the
                                     at Prior to the   that May be Sold   Owned Prior                        Offering (3)
                                         Offering                            to the
                                                                          Offering (1)
Name
The Riverview Group LLC (4)          $ 20,000,000      $ 20,000,000          625,000          781,250         -0-

Smithfield Fiduciary LLC (5)         $  7,500,000      $  7,500,000          234,375          292,969         -0-

Mainfield Enterprises, Inc. (6)      $  7,500,000      $  7,500,000          234,375          292,969         -0-

DKR SoundShore Oasis
Holding Fund Ltd.                    $  4,250,000      $  4,250,000          132,813          166,015         -0-

DKR SoundShore Strategic
Holding Fund Ltd.                    $    750,000      $    750,000           23,438           29,297         -0-

Total                                $ 40,000,000      $ 40,000,000        1,250,000        1,562,500         -0-


(1) The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of April 23, 2004.

(2) We are registering 1,562,500 shares of common stock that may become issuable upon conversion of the notes, which is 125% of the 1,250,000 shares of common stock currently issuable upon conversion of the notes based on an initial conversion price of $32.00 per share.

(3) Assumes the sale of all the notes and shares of common stock offered by this prospectus. We are unable to determine the exact number of notes and shares that will actually be sold pursuant to this prospectus.

(4) The sole member of Riverview is Millennium Holding Group, L.P., a Delaware limited partnership ("Holding"). Millennium Management, LLC, a Delaware limited liability company ("Millennium Management"), is the general partner of Holding. Israel A. Englander ("Mr. Englander") is the sole managing member of Millennium Management. The foregoing should not be construed in and of itself as an admission by any of Holding, Millennium Management or Mr. Englander as to any beneficial ownership of the shares owned by Riverview.

(5) Highbridge Capital Management, LLC ("Highbridge") is the trading manager of Smithfield Fiduciary LLC ("Smithfield") and consequently has voting control and investment discretion over the shares of common stock held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield.

(6) Pursuant to an investment management agreement, Avi Vigder has voting discretion and investment control over the shares held by Mainfield Enterprises, Inc. Avi Vigder disclaims beneficial ownership of such shares.

                              PLAN OF DISTRIBUTION

         The selling securityholders may, from time to time, sell any or all of the securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling the notes or the shares of common stock:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o        privately negotiated transactions;

o        short sales;

o broker-dealers may agree with the selling securityholders to sell a specified number of such securities at a stipulated price;

o        a combination of any such methods of sale; and

o        any other method permitted pursuant to applicable law.

         The selling securityholders may also sell the securities under Rule 144 or Rule 144A under the Securities Act, if available, rather than under this prospectus.

         The selling securityholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

         Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock or notes by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of notes or shares of common stock will be borne by a selling securityholder. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the notes or shares of common stock if liabilities are imposed on that person under the Securities Act.

         The selling securityholders may from time to time pledge or grant a security interest in some or all of the notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the notes or shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

         The selling securityholders also may transfer the notes and shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the notes and shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

         The selling securityholders and any broker-dealers or agents that are involved in selling the notes and shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the notes and shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling securityholders have advised us that they have acquired their securities in the ordinary course of business and they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their notes or shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of notes or shares of common stock by any selling securityholder. If we are notified by any selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of notes or shares of common stock, if required, we will file a supplement to this prospectus.

         We are required to pay all fees and expenses incident to the registration of the notes or shares of common stock. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                              DESCRIPTION OF NOTES

         The following description is only a summary of the material provisions of the notes and the registration rights agreement. We urge you to read the notes and the registration rights agreement for all of the provisions that may be important to you. You may request copies of these documents by writing to us at the address shown under the caption "Where You Can Find More Information and Incorporation by Reference." For purposes of this section, references to "we," "us," "ours" and "Noble" include only Noble International, Ltd., and not its subsidiaries.

General
         We issued the notes having a principal amount of $40,000,000.00 in a private transaction on March 26, 2004. The notes are unsecured, subordinated obligations of Noble and will mature on March 31, 2007, unless extended by the holders at their option as described under "--Extension of Maturity at the Option of the Holders" or earlier repurchased by us at a holder's option upon an event of default under the notes as described under "--Repurchase of Notes at the Option of the Holder upon an Event of Default" or upon a change of control of Noble as described under "--Right to Require Repurchase of Notes upon a Change of Control" or converted at a holder's option as described under "--Conversion at the Option of the Holders" or converted at our option as described under "--Mandatory Conversion at the Option of Noble."

         Interest on the notes will accrue at the rate per annum shown on the cover page of this prospectus and will be payable in arrears quarterly on January 1, April 1, July 1, and October 1, commencing on July 1, 2004. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the notes will be computed on the basis of a 365-day year and actual days elapsed. The notes do not contain any restriction on the payment of dividends or the repurchase of securities of Noble. Other than as described under "--Right to Require Repurchase of Notes upon a Change of Control," the notes do not contain any covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change of control of Noble.

Extension of Maturity at the Option of the Holders
         The holder of each note shall have the right, in its sole discretion, to require that the maturity date of such holder's note be extended for a period not to exceed three years from the original maturity date, without the action of any other person, by delivering written notice thereof to us at any time prior to the original maturity date. The notice shall indicate the new maturity date, as so extended, of the note. Within two business days of receipt of an extension notice, we are required to inform all other holders of notes that we have received such a notice.

Conversion Rights

         Conversion at the Option of the Holders

         A holder may convert any outstanding notes into shares of our common stock at an initial conversion price per share of $32.00. This represents an initial conversion rate of approximately 3,125 shares per $100,000.00 principal amount of the notes. The conversion price (and resulting conversion rate) is, however, subject to adjustment in limited circumstances as described below.

         The holders are entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) in increments of at least $100,000.00 of principal (or such lesser amount if such amount represents the remaining principal amount) into shares of our common stock at the Conversion Rate (as defined below). We will not issue any fraction of a share of common stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of common stock, we will round such fraction of a share of common stock to the nearest whole share. We will pay any and all taxes that may be payable with respect to the issuance and delivery of common stock upon conversion of any Conversion Amount.

         The number of shares of our common stock issuable upon conversion of any Conversion Amount shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (as defined below) (the "Conversion Rate").

"Conversion Amount" means the sum of (A) the portion of the principal to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid interest with respect to such principal and
(C) accrued and unpaid late charges with respect to such principal and interest.

"Conversion Price" initially means, and subject to adjustment as provided herein, $32.00.

         If we shall fail to issue a certificate to a holder or credit the holder's balance account with DTC for the number of shares of common stock to which the holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five business days after the Conversion Date, then
(A) the Company shall pay damages to the holder for each date of such failure in an amount equal to 1.0% of the product of (I) the sum of the number of shares of common stock not issued to the holder on or prior to the second business day following receipt of a conversion notice and to which the holder is entitled, and (II) the closing sale price of the common stock on the second business day following receipt of a conversion notice and (B) the holder, upon written notice to us, may void its conversion notice with respect to, and retain or have returned, as the case may be, any portion of the holder's note that has not been converted pursuant to such conversion notice.

         In the event that we receive notices from more than one holder for the same conversion date and we can convert some, but not all, of such portions of the notes submitted for conversion, we shall convert from each holder of notes electing to have notes converted on such date a pro rata amount of such holder's portion of its notes submitted for conversion based on the principal amount of notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all notes submitted for conversion on such date.

         We will not effect any conversion of notes, and the holders shall not have the right to convert any portion of their notes, to the extent that after giving effect to such conversion, such holder (together with such holder's affiliates) would beneficially own in excess of 9.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of common stock beneficially owned by the holder and its affiliates shall include the number of shares of common stock issuable upon conversion of the note with respect to which the determination is being made, but shall exclude the number of shares of common stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of the notes beneficially owned by the holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of Noble subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its affiliates. Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

         We will not be obligated to issue any shares of common stock upon conversion of the notes if the issuance of such shares of common stock would exceed that number of shares of common stock which we may issue upon conversion of the notes without breaching our obligations under the rules or regulations of the Nasdaq National Market (the "Exchange Cap"), except that such limitation shall not apply in the event that Noble (A) obtains the approval of its stockholders as required by the applicable rules of the Nasdaq National Market for issuances of common stock in excess of such amount or (B) obtains a written opinion from our outside counsel that such approval is not required, which opinion shall be reasonably satisfactory to the holders of the notes representing at least a majority of the principal amounts of the notes then outstanding. Until such approval or written opinion is obtained, no holder shall be issued, upon conversion of the notes, shares of common stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of notes issued to such holder and the denominator of which is the aggregate principal amount of all notes issued.

         Mandatory Conversion at the Option of Noble

         If at any time from and after March 26, 2006, the weighted average price of our common stock exceeds 200% of the Conversion Price as of the issuance date for each of fifteen consecutive trading days and certain conditions set forth below are satisfied or waived by the holder, we have the right to convert all or any portion of the conversion amount of the notes at the Conversion Rate. We may exercise our right to require conversion by delivering, within not more than three trading days after such fifteen-day trading day period, written notice to all holders of notes and the transfer agent (the "Mandatory Conversion Notice"). The Mandatory Conversion Notice is irrevocable.

         If we elect to cause a conversion of all or any portion of the Conversion Amount of a note, then we must simultaneously take the same action with respect to the all notes. If we elect to cause the conversion of notes with respect to less than all of the Conversion Amounts of the Notes then outstanding, then we shall require conversion of a Conversion Amount from each of the holders of the notes equal to the product of (I) the aggregate Conversion Amount of notes which we have elected to cause to be converted, multiplied by
(II) the fraction, the numerator of which is the sum of the aggregate principal amount of the notes purchased by such holder and the denominator of which is the sum of the aggregate principal amount of the notes and purchased by all holders (such fraction with respect to each holder is referred to as its "Allocation Percentage," and such amount with respect to each holder is referred to as its "Pro Rata Conversion Amount"). In the event that the initial holder of any notes shall sell or otherwise transfer any of such holder's notes, the transferee shall be allocated a pro rata portion of such holder's Allocation Percentage. The Mandatory Conversion Notice shall state (i) the trading Day selected for the mandatory conversion, which trading day shall be at least 15 business days but not more than 60 business days following the date the Mandatory Conversion Notice is received by all holders (the "Mandatory Conversion Date"), (ii) the aggregate Conversion Amount of the notes which we have elected to be subject to mandatory conversion from all of the holders of the notes, (iii) each holder's Pro Rata Conversion Amount of the Conversion Amount of the notes we have elected to cause to be converted and (iv) the number of shares of common stock to be issued to such holder as of the Mandatory Conversion Date.

         Our right of mandatory conversion is subject to the following conditions: (i) during the period beginning on the date that is six months prior to the Mandatory Conversion Date and ending on and including the Mandatory Conversion Date (the "Notice Measuring Period"), we shall have delivered shares of common stock upon any conversion of Conversion Amounts on a timely basis);
(ii) on each day during the period beginning on the first trading day of the Mandatory Conversion Measuring Period and ending on and including the Mandatory Conversion Date, the common stock shall be listed on the Nasdaq National Market or The New York Stock Exchange, Inc. and delisting or suspension by such market or exchange shall not have been threatened either (A) in writing by such market or exchange or (B) by falling below the minimum listing maintenance requirements of such market or exchange; (iii) during the period beginning on the first trading day of the Notice Measuring Period and ending on and including the Mandatory Conversion Date, there shall not have occurred (x) the public announcement of a pending, proposed or intended Change of Control which has not been abandoned, terminated or consummated, (y) an Event of Default or (z) an event that with the passage of time or giving of notice, and assuming it were not cured, would constitute an Event of Default; (iv) on each day of the period beginning on the date of delivery of the Mandatory Conversion Notice and ending on the Mandatory Conversion Date either (x) the registration statement or registration statements required pursuant to the registration rights agreement shall be effective and available for the sale for all of the registrable securities in accordance with the terms of the registration rights agreement or
(y) all shares of common stock issuable upon conversion of the notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (v) on each day of the period beginning on the Mandatory Conversion Date and ending thirty trading days thereafter either (x) the registration statements required pursuant to the registration rights agreement shall be expected to be effective and available for the sale of at least all of the registrable securities in accordance with the terms of the registration rights agreement or (y) all shares of common stock issuable upon conversion of the notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; and (vi) we otherwise shall have been in material compliance with and shall not have breached (unless subsequently cured by us prior to the first trading day of the Notice Measuring Period), in any material respect, any material provision, covenant, representation or warranty of the securities purchase agreement, the registration rights agreement or any of the notes.

         Conversion Rate Adjustments

         We will adjust the Conversion Price if we issue or sell any shares of common stock, excluding shares of common stock deemed to have been issued or sold by us in connection with any Excluded Security (as defined below), for a consideration per share less than a price equal to the Conversion Price in effect immediately prior to such issue or sale. In such event, immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount (rounded to the nearest cent) equal to the product of (A) the Conversion Price in effect immediately prior to such issue or sale and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale and the number of shares of common stock deemed outstanding immediately prior to such issue or sale plus (II) the consideration, if any, received by us upon such issue or sale, by (2) the product derived by multiplying (I) the Conversion Price in effect immediately prior to such issue or sale by (II) the number of shares of common stock deemed outstanding immediately after such issue or sale.

"Excluded Securities" means any shares of common stock issued or issuable: (i) in connection with any employee benefit, option or incentive plan which has been approved by our board of directors, pursuant to which our securities may be issued to any employee, consultant, officer or director for services provided to our; (ii) upon conversion of the Notes; and (iii) upon conversion of any options or convertible securities which are outstanding on the day immediately preceding the issue date of the notes, provided that the terms of such options or convertible securities are not amended, modified or changed on or after the issue date of the notes.

         If we at any time subdivide (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of our outstanding shares of common stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If we at any time combine (by combination, reverse stock split or otherwise) one or more classes of our outstanding shares of common stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

         If any other similar event occurs but not expressly provided for by such provisions in the notes (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then our board of directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holder under the notes.

         If our common stock is converted into the right to receive other securities, cash or other property as a result of a reclassification, consolidation, merger, sale or transfer of assets or other transaction, each note then outstanding will, without the consent of any holders of notes, become convertible only into the kind and amount of other securities, cash and other property that such holder would have received if the holder had converted its notes immediately prior to the transaction.

Subordination and Ranking

         All payments due under the notes shall (i) rank equally with our 6.00% convertible subordinated debentures, (ii) be subordinate in right of payment to the prior payment of all existing and future Senior Indebtedness and (iii) be senior to all other Indebtedness of Noble and our subsidiaries, other than Senior Indebtedness and our 6.00% convertible subordinated debentures. So long as the notes are outstanding, we are prohibited from, and are prohibited from permitting our subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness which shall rank senior to the notes other than Senior Indebtedness. So long as the notes is outstanding, we are prohibited from, and are prohibited from permitting our subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any of our or our subsidiaries' property or assets, subject to certain permitted liens. If an Event of Default has occurred and is continuing or would result from engaging in the following activities, we are prohibited from, and shall not permit any of our subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness, other than Senior Indebtedness or our 6.00% convertible subordinated debentures, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness.

         The payment of the principal of, premium, if any, and interest on the notes will, to the extent described in the notes, be subordinated in right of payment to the prior payment in full in cash of all our Senior Indebtedness now outstanding or later incurred.

         No payment on account of principal of, premium, if any, and interest on the notes and any other payment payable with respect to the notes shall be made, and no portion of the notes shall be redeemed or purchased directly or indirectly by us, if at the time of such payment or purchase or immediately after giving effect thereto, (i) a default in the payment of principal, premium, if any, interest or other obligations in respect of any Senior Indebtedness having either an outstanding principal balance or a commitment to lend greater than $7,500,000.00 ("Designated Senior Debt") occurs and is continuing (or, in the case of Senior Indebtedness for which there is a period of grace, in the event of such a default that continues beyond the period of grace, if any, specified in the instrument evidencing such Senior Indebtedness) (a "Payment Default"), unless and until such Payment Default shall have been cured or waived or shall have ceased to exist or (ii) we shall have received notice (a "Payment Blockage Notice") from the holder or holders of Designated Senior Debt that there exists under such Senior Indebtedness a default, which shall not have been cured or waived, permitting the holder or holders thereof to declare such Senior Indebtedness due and payable, but only for the period (the "Payment Blockage Period") commencing on the date of receipt of the Payment Blockage Notice and ending on the earlier of (a) the date such default shall have been cured or waived, or (b) (x) in the case of a Payment Blockage Notice delivered by any Designated Senior Debt solely based on the occurrence of an Event of Default under the notes (i.e., based on the triggering of the cross default provisions of such Designated Senior Debt solely as a result of an Event of Default under the notes) (a "Cross Default Payment Blockage"), the 180th day immediately following our receipt of such Payment Blockage Notice, and (y) in all other circumstances, the 270th day immediately following our receipt of such Payment Blockage Notice. We shall resume payments on and distributions in respect of the notes, including any past scheduled payments of the principal of (and premium, if any) and interest on the notes to which the holders would have otherwise been entitled but for the case of a Payment Default, within five (5) business days of the date upon which such Payment Default is cured or waived or ceases to exist (and if payment is made within such time period, any Event of Default with respect to such nonpayment shall be cured). In addition, notwithstanding clauses
(i) and (ii), unless the holders of Designated Senior Debt shall have accelerated the maturity of such Senior Indebtedness or there is a Payment Default, we shall resume payments on the notes within (5) business days after the end of each Payment Blockage Period (and if payment is made within such time period, any Event of Default with respect to such nonpayment shall be cured). In any consecutive 365-day period, there shall be (i) no more than three Payment Blockage Notices given in the aggregate on the notes, irrespective of the number of defaults with respect to Designated Senior Debt during such period, and (ii) at least 90 days during which no Payment Blockage Period shall be in effect.

         The holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due or to become due on the Senior Indebtedness, or provision for payment in cash or cash equivalents, before the holders of the notes will be entitled to receive any payment in respect of the notes, when there is a payment or distribution of assets to creditors upon our total or partial liquidation, dissolution, winding up, reorganization, receivership, assignment for the benefit of creditors, marshaling of assets, bankruptcy, insolvency, or similar proceedings.

         We may make regularly scheduled payments of the principal of, and interest or premium on, or any other payments on, the notes if at the time of the payment, and immediately after giving effect thereto, (i) there exists no payment Default or a Payment Blockage Period and (ii) we are otherwise permitted to make the payments under the notes.

         As of March 31, 2004, we had approximately $1.8 million of Senior Indebtedness outstanding to which the notes would have been expressly subordinated and $2,208,000 of outstanding indebtedness that would have ranked equally with the notes. We expect from time to time to incur additional indebtedness and obligations that will constitute Senior Indebtedness. The notes do not limit or prohibit us from incurring additional Senior Indebtedness or other indebtedness.

         In addition, our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with the funds to satisfy our payment obligations. As a result, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

"Senior Indebtedness" means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable costs, enforcement expenses (including reasonable legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable under the agreements or instruments evidencing, any unaffiliated, third-party Indebtedness of Noble and our subsidiaries, whether now existing or hereafter arising (together with any renewals, refundings, refinancings or other extensions thereof), which is not made expressly subordinate in right of payment to the Indebtedness evidenced by the notes, provided that the aggregate amount of such Senior Indebtedness (taking into account the maximum amounts which may be advanced under the loan documents evidencing such Senior Indebtedness) does not as of the date on which such Senior Indebtedness is incurred exceed the product of (i) 2.5 and (ii) EBITDA. Without limitation of the generality of the foregoing and subject to such limit, Senior Indebtedness shall include our obligations to our current senior secured lender, Comerica Bank and any participants with Comerica Bank in such Indebtedness, and the Comerica Bank obligations are designated as Senior Indebtedness. We may from time to time designate by written notice to the holders of the notes the obligations, in addition to the Comerica Bank obligations, which constitute Senior Indebtedness, and, provided that, at the time that the Senior Indebtedness is incurred (or a commitment to lend any Senior Indebtedness is made), our aggregate Senior Indebtedness does not exceed the limitation, Senior Indebtedness so designated shall continue to be Senior Indebtedness notwithstanding any subsequent decline in our EBITDA.

Mandatory Redemption

         Except as set forth below under "--Repurchase of Notes at the Option of the Holder upon an Event of Default" and "--Right to Require Repurchase of Notes upon a Change of Control," we are not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

         Repurchase of Notes at the Option of the Holder upon an Event of Default

         Promptly after the occurrence of an Event of Default (as defined below), we are required to deliver written notice via facsimile and overnight courier to the holders of the notes. By delivery of written notice, each holder of notes may require that we repurchase all or a portion of the holder's notes at a purchase price equal to the greater of (i) the product of (A) the Conversion Amount to be redeemed and (B) the Redemption Premium (as defined below), and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the holder delivers the written notice and (B) the closing sales price of our common stock on the date immediately preceding the Event of Default.

"Redemption Premium" means (i) in the case of the Events of Default described below in paragraphs (i) - (vi) and (viii) - (xi), 120% or (ii) in the case of the Events of Default described in Section (vii), 100%.

         Each of the following is an "Event of Default":

         (i) failure of the applicable registration statement required to be filed pursuant to the registration rights agreement to be declared effective by the SEC on or prior to the date that is 60 days after the applicable effectiveness deadline (as defined in the registration rights agreement), or, while the applicable registration statement is required to be maintained effective pursuant to the terms of the registration rights agreement, the effectiveness of the applicable registration statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the notes for sale of all of such holder's registrable securities (as defined in the registration rights agreement) in accordance with the terms of the registration rights agreement, and such lapse or unavailability continues for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period (other than days during an allowable grace period (as defined in the registration rights agreement));

         (ii) the suspension from trading or failure of our common stock to be listed on the Nasdaq National Market or The New York Stock Exchange, Inc. for a period of five consecutive trading days or for more than an aggregate of seven trading days in any 365-day period;

         (iii) our failure to convert the notes within certain time periods upon exercise of a holder's conversion rights;

         (iv) at any time following the tenth consecutive business day that the holder's authorized share allocation is less than the number of shares of common stock that the holder would be entitled to receive upon a conversion of the full Conversion Amount of the holder's note;

         (v) the failure to pay to any holder any amount of principal, interest, late charges or other amounts when and as due under the notes, the securities purchase agreement, the registration rights agreement or any other agreement, document, certificate or other instrument delivered in connection with the transaction, except, in the case of a failure to pay interest and late charges when and as due, in which case only if such failure continues for a period of at least five business days;

         (vi) any uncured default under, redemption of or acceleration prior to maturity of any Indebtedness of us or any of our subsidiaries other than with respect to the notes and our 6.00% convertible subordinated debentures;

         (vii) certain events of bankruptcy, insolvency and reorganization by us or any of our subsidiaries;

         (viii) final unsatisfied judgments aggregating in excess of $500,000.00 are rendered against us or any of our subsidiaries and not bonded, discharged or stayed within 60 days;

         (ix) a breach of any representation, warranty, covenant or other term or condition of the securities purchase agreement, the registration rights agreement, the notes, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby, which continues for ten consecutive business days;

         (x) any breach or failure in any respect to comply with the provisions of the note relating to the ranking of the notes, the incurrence of senior indebtedness or liens, and restricting certain payments; or

         (xi) if either (x) the Total Debt to Total Capitalization Ratio exceeds ..55:1.00, or (y) the Total Debt to EBITDA Ratio exceeds 3.50:1.00.

"Contingent Obligation" means any direct or indirect liability, contingent or otherwise, with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent in incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

"EBITDA" means, for any period for any person, the net income (or net loss) of such person and its consolidated subsidiaries, determined in accordance with GAAP, plus (i) any provision for (or less any benefit from) income taxes, (ii) any deduction for interest expense, net of interest income and (iii) depreciation and amortization expense, and as adjusted for the following items (to the extent that they are reflected in net income or net loss): elimination of: (w) all extraordinary gains and losses determined in accordance with GAAP,
(x) gains and losses from sales or dispositions of property and equipment or other fixed assets, (y) all non-recurring income and expense items not incurred in the ordinary course of business to the extent included in the determination of net income for the relevant determination period and (z) foreign currency transaction gains and losses, to the extent included in the determination of net income for the relevant determination period. All determinations of the components of EBITDA shall be made in accordance with GAAP and shall be derived from our then most recently filed annual report on Form 10-K or quarterly report on Form 10-Q, as applicable, and shall be calculated based on the four calendar quarters preceding the date of such calculation.

"GAAP" means United States generally accepted accounting principles, consistently applied.

"Indebtedness" means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) off-balance sheet liabilities retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such person and its subsidiaries (except for the lease of our facility in Kentucky), and (H) all indebtedness referred to in clauses (A) through (G) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any person, even though the person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (I) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (H) above.

"Total Capitalization" means, at any time, the sum of (i) the sum of all amounts (without duplication) which, in accordance with GAAP, would be included in our stockholders' equity (excluding unrealized gains or losses pursuant to GAAP) as required to be reported in our then most recent consolidated balance sheet, and
(ii) Total Debt.

"Total Debt" means, on any date, the outstanding principal amount of all Indebtedness of Noble and our subsidiaries of the type referred to in clauses
(A), (C), (D), (F) and (G) of the definition of "Indebtedness" along with any Contingent Obligation in respect of any of the foregoing.

"Total Debt to EBITDA Ratio" means, as of the last day of any quarter, the ratio of (i) Total Debt outstanding on such day to (ii) EBITDA on such day.

"Total Debt to Total Capitalization Ratio" means, as of the last day of any quarter, the ratio of (i) Total Debt outstanding on such day to (ii) Total Capitalization on such day.

         Right to Require Repurchase of Notes upon a Change of Control

         No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control (as defined below), but not prior to the public announcement of such Change of Control, we are required to deliver written notice thereof via facsimile and overnight courier to the holders of the notes.

         "Change of Control" means the occurrence of one or more of the following events:

         (i) the consolidation, merger or other business combination (including, without limitation, a reorganization or recapitalization) of Noble with or into another person (other than (A) a consolidation, merger or other business combination (including, without limitation, reorganization or recapitalization) in which holders of Noble's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of Noble);

         (ii) the sale or transfer of all or substantially all of our assets; or

         (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding shares of our common stock.

         The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Noble and its subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Noble to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Noble and its subsidiaries, taken as a whole, to another person or group may be uncertain.

         Prior to the consummation of any Change of Control, we will secure from any person purchasing our assets or common stock or any successor resulting from the Change of Control a written agreement (in form and substance satisfactory to the holders of notes representing at least a majority of the aggregate principal amounts of notes then outstanding) to deliver to each holder of notes in exchange for the notes, a security of the acquiring entity evidenced by a written instrument substantially similar in form and substance to the notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the notes held by such holder, and satisfactory to the holders of notes representing at least a majority of the principal amount of the notes then outstanding. In the event that an acquiring entity is directly or indirectly controlled by a company or entity whose common stock or similar equity interest is listed, designated or quoted on a securities exchange or trading market, the holders of notes representing at least a majority of the aggregate principal amount of the notes then outstanding may elect to treat such person as the acquiring entity.

         At any time during the period beginning after the holder's receipt of a the notice of a Change of Control and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control notice is not delivered at least 10 days prior to a Change of Control, at any time on or after the date which is 10 days prior to a Change of Control and ending 10 days after the consummation of such Change of Control), the holder may require us to redeem all or any portion of the holder's notes by delivering written notice thereof to us, which notice shall indicate the amount the holder is electing to redeem; provided, however, that we are not under any obligation to redeem all or any portion of the notes or to deliver the purchase price for the repurchased notes unless and until the applicable Change of Control is consummated. The portion of the note subject to redemption pursuant shall be redeemed by us at a purchase price equal to the greater of (i) the product of (x) the Conversion Amount being redeemed and (y) the quotient determined by dividing (A) the closing sale price of the Common Stock immediately following the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 110% of the Conversion Amount being redeemed. Redemptions shall have priority to payments to stockholders in connection with a Change of Control.

         The effect of these provisions granting the holders the right to require us to repurchase the notes upon the occurrence of a Change of Control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. The repurchase right resulted from negotiations between Noble and the initial purchasers. It is not part of any plan by management to adopt a series of anti-takeover provisions and Noble has no present intention to engage in a transaction that would result in a Change in Control, although it is possible that Noble may decide to do so in the future. In addition, the repurchase feature may not necessarily afford you protection in the event of a highly leveraged transaction, including acquisitions, mergers, refinancings, restructurings, recapitalizations and other similar transactions, involving Noble. We could in the future enter into these types of transactions that would not necessarily constitute a Change of Control but would increase the amount of our Senior Indebtedness or other indebtedness. Moreover, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

         If a Change of Control occurs and the holders exercise rights to require us to repurchase notes, we will comply with the tender offer rules under the Exchange Act with respect to any repurchase to the extent applicable. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, Noble will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the notes by virtue of the conflict.

         The term "beneficial owner" will be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor provision, except that a person shall be deemed to have "beneficial ownership" of all shares that the person has the right to acquire, whether exercisable immediately or only after the passage of time.

         If the date of repurchase upon a Change of Control hereunder is on or after an interest payment record date and on or before the associated interest payment date, any accrued and unpaid interest due on such interest payment date will be paid to the person in whose name the note is registered at the close of business on such record date.

         Mechanics of Repurchase of Notes

         In the event that a holder has sent a redemption notice upon the occurrence of an Event of Default or upon a Change of Control, the holder shall promptly submit its note to us. In the event of a redemption upon the occurrence of an Event of Default, we are required to deliver the applicable redemption price to the holder within five business days after our receipt of the holder's notice of its intent to redeem. In the event of a redemption upon a Change of Control, we are required to deliver the applicable redemption price to the holder concurrently with the consummation of such Change of Control if such holder's notice of its intent to redeem is received prior to the consummation of such Change of Control and within five business days after our receipt of such notice otherwise. In the event of a redemption of less than all of the amount of a holder's note, we are required to promptly cause to be issued and delivered to the holder a new note representing the outstanding principal which has not been redeemed.

         In the event that we do not pay the applicable redemption price to the Holder (or deliver any common stock to be issued pursuant to a notice of redemption) within the time period required, at any time thereafter and until we pay such unpaid redemption price (and issue any common stock required pursuant to a notice of redemption) in full, the holder shall have the option, in lieu of redemption, to require us to promptly return to the holder all or any portion of its note representing the amount that was submitted for redemption and for which the applicable redemption price (or any common stock required to be issued pursuant to a notice of redemption) (together with any late charges thereon) has not been paid. Upon our receipt of such notice, (x) the notice of redemption delivered by the holder shall be null and void with respect to such amount, (y) we shall immediately return the holder's note, or issue a new note to the holder representing such amount and (z) the Conversion Price of the holder's note or such new notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the notice of redemption is voided and (B) the lowest Closing Bid Price during the period beginning on and including the date on which the notice of redemption is delivered to us and ending on and including the date on which the notice of redemption is voided. The holder's delivery of a notice voiding a notice of redemption and exercise of its rights following such notice shall not affect our obligations to make any payments of late charges which have accrued prior to the date of such notice with respect to the amount subject to such notice.

         Upon our receipt of notice from any of the holders of notes for redemption or repayment as a result of the occurrence of an Event of Default or upon a Change of Control, we are required to immediately forward to all holders by facsimile a copy of such notice. If we receive one or more notices of redemption during the seven business day period beginning on and including the date which is three business days prior to our receipt of the first holder's notice of redemption and ending on and including the date which is three business days after our receipt of the first holder's notice of redemption and we are unable to redeem all principal, interest and other amounts designated in such notices of redemption received during such seven business day period, then we are required to redeem a pro rata amount from each holder of the notes based on the principal amount of the notes submitted for redemption pursuant to such notices of redemption received by us during such seven business day period

         We will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to repurchase their notes.

         Holders may submit their notes for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to each repurchase date, or, if such day is not a business day, the next succeeding business day, until the close of business on the repurchase date.

         For a discussion of the tax treatment of a holder exercising the right to require us to repurchase notes, see "Certain Material United States Federal Income Tax Considerations--U.S. Holders--Sale, Exchange or Retirement of the Notes for Cash"

Participation Rights

         The holders are entitled to such dividends paid and distributions made to the holders of our common stock to the extent that such dividends or distributions exceed in any twelve-month period from date of issuance of the notes until March 26, 2007, $0.48 per share (as adjusted for any stock splits, stock dividends or recapitalizations). The holders are entitled to such dividends paid and distributions made to the holders of our common stock to the extent that such dividends or distributions exceed $0.48 per share (as adjusted for any stock splits, stock dividends or recapitalizations), in each such case to the extent of such excess as if the holders had converted the notes into common stock and had held such shares of common stock on the record date for such dividends and distributions.

Rights upon Issuance of Purchase Rights and Other Corporate Events

         If at any time we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of common stock, then the holders will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights which the holders could have acquired if the holders had held the number of shares of common stock acquirable upon complete conversion of the notes (without taking into account any limitations or restrictions on the convertibility of this notes) immediately before the date on which a record is taken for the grant, issuance or sale of such purchase rights, or, if no such record is taken, the date as of which the record holders of common stock are to be determined for the grant, issue or sale of such purchase rights.

         Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (other than a Change of Control) pursuant to which holders of common stock are entitled to receive securities or other assets with respect to or in exchange for common stock, we are required to make appropriate provision to insure that the holders will thereafter have the right to receive upon a conversion of the notes, (i) in addition to the shares of common stock receivable upon such conversion, such securities or other assets to which the holders would have been entitled with respect to such shares of common stock had such shares of common stock been held by the holders upon the consummation of such corporate event or (ii) in lieu of the shares of common stock otherwise receivable upon such conversion, such securities or other assets received by the holders of common stock in connection with the consummation of such corporate event in such amounts as the holders would have been entitled to receive had the notes initially been issued with conversion rights for the form of such consideration (as opposed to shares of common stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the holders of the notes representing at least a majority of the aggregate principal amount of the notes then outstanding.

Voting Rights

         The holders of the notes shall have no voting rights as the holders of the notes, except as required by law.

Modification and Waiver

         The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes, at a meeting duly called for such purpose or the written consent without a meeting, change or amend the notes, provided such change or amendment is consented to by us, which consent may be granted or withheld in our sole discretion.

Governing Law
         The notes are governed by and construed in accordance with the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

         Our certificate of incorporation authorizes up to 20,000,000 shares of $.001 par value common stock. As of March 31, there were 8,949,079 shares of common stock issued and outstanding.

         The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulate votes. The holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of preferred stock then outstanding. The holders of common stock have no other preemptive, subscription, redemption, sinking fund or conversion rights. All outstanding shares of common stock are fully paid and nonassessable. The shares of common stock to be issued upon completion of this offering will also be fully paid and nonassessable.

PREFERRED STOCK

         Our certificate of incorporation authorizes up to 150,000 shares of $10 par value preferred stock. Shares of preferred stock may be issued in one or more classes or series at such time and in such quantities as the board of directors may determine. All shares of any one series shall be equal in rank and identical in all respects. There were no shares of preferred stock issued and outstanding as of the date of this prospectus.

         Our board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to fix the rights, preferences and privileges of each such series, any or all of which may be greater than the rights of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such shares. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of Noble without further action by the stockholders. We have no present plans to issue any additional shares of preferred stock.

6.00% CONVERTIBLE SUBORDINATED DEBENTURES

         On August 10, 1998, we closed a private offering of 6% convertible subordinated debentures for gross proceeds of $20.76 million. As of March 31, 2004, the aggregate outstanding principal amount of the 6% convertible subordinated debentures was approximately $2.2 million. These debentures were issued under an Indenture dated as of July 23, 1998 (the "Indenture") between the Company and American Stock Transfer & Trust Company, as trustee. The following description is only a summary of certain material provisions of the Indenture. We urge you to read the Indenture in its entirety because it, and not this description, defines the rights of the holders of the debentures. The debentures mature on July 31, 2005 and interest is payable on January 31 and July 31 of each year; provided, however, that for the first three years, in lieu of cash interest, additional debentures were issued. During 1999, 2000 and 2001 we issued $1.2 million, $1.1 million and $1.0 million, respectively, in principal amounts of additional debentures as payment of interest.

         The debentures are our unsecured subordinated obligations, which may be redeemed by us during the twelve months beginning July 31, 2002 at 102.5% of the principal amount (plus accrued interest) and at 101.5% and 100.5% during each 12-month period thereafter.

         The debentures are convertible into common stock at a conversion price per share of $14.3125 (subject to adjustment under certain circumstances, but not as a result of this offering).

         Beginning January 31, 2004 and on each July 31 and January 31 thereafter, we are required to redeem for cash 25% of the outstanding principal amount of the debentures through the maturity date. In addition, upon a change in control of Noble, each holder of our convertible subordinated debentures has the right during the 45-day period following notice thereof from us to require us to repurchase all or a portion of such holder's debentures at a cash purchase price equal to 100% of the principal amount of such debentures, plus accrued and unpaid interest to the date of repurchase.

ANTI-TAKEOVER PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW AND CERTAIN CHARTER PROVISIONS

         We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of the common stock.

         Our bylaws eliminate the right of stockholders to act by written consent without a meeting unless such written consent is unanimous. In addition, stockholders are not entitled to cumulative voting in the election of directors. The authorization of preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Noble. The foregoing provisions of our certificate of incorporation, our bylaws and the Delaware General Corporation Law may have the effect of deferring hostile takeovers or delaying changes in control of management of Noble.

         CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a general discussion of certain material U.S. federal income tax aspects of the acquisition, ownership and disposition of the notes, and our common stock into which the notes may be converted. This summary is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations promulgated thereunder and current administrative rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change or differing interpretations at any time, possibly with retroactive effect, and any such change or different interpretation could affect the continuing validity of this discussion. We have not requested a ruling from the Internal Revenue Service (the "IRS") on the tax consequences of owning the notes or our common stock. As a result, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

         This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership and disposition of the notes and our common stock by a prospective investor in light of his, her or its personal circumstances. For example, this discussion does not address the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

                  - dealers in securities or foreign currency;

                  - persons that have elected the mark-to-market method of
                    accounting;

                  - banks, thrifts, insurance companies, regulated investment companies or other financial institutions;

                  - tax-exempt organizations;

                  - persons that are subject to the alternative minimum tax;

                  - persons deemed to sell the notes under the constructive sale provisions of the Code;

                  - persons that hold the notes or our common stock as part of a
                    "straddle," "hedge," "conversion transaction," "synthetic note transaction" or other integrated transaction;

                  - persons who received the notes as compensation

                  - persons that have a "functional currency" other than the
                    U.S. dollar; and

                  - partnerships and other pass-through entities (or investors holding interests in partnerships or pass-through entities) that hold the notes or our common stock.

         In addition, this discussion is limited to the U.S. federal income tax consequences to persons who are beneficial owners of the notes or our common stock and who hold the notes or common stock as capital assets within the meaning of Section 1221 of the Code, i.e., generally, property held for investment. Moreover, this discussion does not describe any tax consequences arising out of the U.S. alternative minimum tax law, the tax laws of any state, local or foreign jurisdiction or, except to a limited extent under the caption "Non-U.S. Holders," any possible applicability of the U.S. federal gift or estate tax law. This discussion also assumes that the IRS will respect the classification of the notes as indebtedness for U.S. federal income tax purposes.

         ALL PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK IN THEIR PARTICULAR SITUATIONS.

         U.S. HOLDERS

         For purposes of the following discussion, a "U.S. Holder" is a beneficial owner of a note or our common stock that is, for U.S. federal income tax purposes:

                  - a citizen or resident of the U.S., including an alien resident who is a lawful permanent resident of the U.S. or meets the "substantial presence" test under Section 7701(b) of the Code;

                  - a corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S. or any State thereof or the District of Columbia;

                  - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

                  - a trust, if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust was in existence on August 1, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

         Interest on the Notes. Interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for U.S. federal income tax purposes. If we do not comply with our obligations under the registration rights agreement, such non-compliance may result in the payment of predetermined additional interest amounts. If there were more than a remote likelihood that such additional interest would be paid, the notes could be subject to the rules applicable to contingent payment debt instruments, including mandatory accrual of interest in accordance with those rules. We believe, and this discussion assumes, that the likelihood of such an event occurring is remote. Our determination that such possibility is remote is binding on a holder unless the holder explicitly discloses to the IRS that it is taking a different position on its tax return for the year during which such holder acquires the note. However, the IRS may take a contrary position from that described above, which could affect the timing and character of both income from the notes and our deduction with respect to the potential additional payments. You are urged to consult your tax advisor concerning the appropriate tax treatment of the potential additional payments in the event we fail to comply with the registration rights agreement.

         Sale, Exchange, or Retirement of the Notes for Cash. Upon the disposition of a note by sale, exchange, redemption or repayment or other taxable disposition, and subject to the market discount discussion below, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition (i.e., the amount of cash and the fair market value of any property received in exchange for the note, but not including any amounts attributable to accrued but unpaid interest which, if not yet taken into income, generally will be taxable as ordinary income) and (ii) the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in the note generally will equal the cost of the note (net of accrued interest), increased by any market discount or decreased by any amortizable bond premium, in each case provided that the holder elected to accrue the amounts thereof for U.S. federal income tax purposes.

         Such gain or loss will generally be capital gain or loss and will be long-term capital gain if the note is held for longer than one year. The deductibility of capital losses is subject to certain limitations.

         Market Discount. If a U.S. Holder purchases a note at a price that is less than its stated redemption price at maturity then, subject to a de minimis exception, the note will be deemed to carry "market discount." Subject to a limited exception, these provisions generally require a U.S. Holder that acquires a note having market discount to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of maturity or disposition, unless the U.S. Holder elects to include such accrued market discount in income over the life of the note.

         The election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method. If a constant yield election is made, it will apply only to the note with respect to which it is made, any may not be revoked. A U.S. Holder that acquires a note at a market discount and does not elect to include accrued market discount in income over the life of the note may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction.

         Amortizable Premium. If a U.S. Holder purchases a note for an amount that is greater than the note's stated principal amount, plus accrued interest, the amount of such difference is treated as "amortizable bond premium" for U.S. federal income tax purposes. A U.S. Holder generally may elect to amortize that premium from the purchase date to the note's maturity date under a constant yield method that reflects semiannual compounding based on the note's payment period. Amortizable premium, however, will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortizable bond premium is treated as an offset to interest income on a note and not as a separate deduction and has the effect of reducing the holder's basis in the note.. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

         Conversion of Notes Into Common Stock. A U.S. Holder's conversion of a note solely into our common stock generally will not be a taxable event, except with respect to cash received in lieu of a fractional share of our common stock. A U.S. Holder generally will recognize gain or loss upon the receipt of cash in lieu of a fractional share of our common stock, measured by the difference between the cash received and the U.S. Holder's tax basis attributable to the fractional share. The fair market value of our common stock received with respect to accrued and unpaid interest will be taxed as a payment of interest (as described above).

         A U.S. Holder's adjusted tax basis in our common stock received upon a conversion of a note will be the same as the U.S. Holder's adjusted tax basis in the note at the time of conversion, reduced by any basis allocated to a fractional share and increased, for a cash method holder, by the amount of income recognized with respect to accrued interest. The U.S. Holder's holding period for the common stock received will include the holder's holding period for the note converted, except that the holding period of any common stock received with respect to accrued and unpaid interest will commence on the day after the date of conversion.

         Repurchase of the Notes at the Option of the Holder. If a U.S. Holder of a note exercises its redemption right to require us to repurchase a note and we deliver our common stock in full satisfaction of the repurchase price (other than the portion of the repurchase price, if any, attributable to a fractional share or to accrued but unpaid interest, which will be paid in cash), the exchange of the note for our common stock should be treated in the same manner described above under "U.S. Holders -- Conversion of Notes Into Common Stock."

         If a U.S. Holder receives a combination of cash and our common stock upon the exercise of either a redemption right or a conversion right, the U.S. federal income tax consequences to the U.S. Holder are unclear. There are several possible tax treatments, the two most likely of which are:

                  - a partial taxable sale of the note resulting in gain or loss to the U.S. Holder and a partial tax-free conversion of the note under which the U.S. Holder would apply the principles described above under both "U.S. Holders -- Sale, Exchange, or Retirement of the Notes for Cash" and "U.S. Holders -- Conversion of Notes Into Common Stock," respectively, based upon a proration of the note between the amount of cash and the fair market value of our common stock received; or

                  - a recapitalization under which the U.S. Holder would recognize gain, but not loss, on the repurchase equal to the lesser of (a) the amount of cash received (other than in respect of a fractional share or in respect of accrued but unpaid interest) and (b) the amount of gain realized (equal to the excess, if any, of (i) the amount of cash the holder receives (other than in respect of a fractional share or of accrued but unpaid interest) plus (ii) the fair market value of common stock the holder receives over (iii) his, her, or its tax basis in the note).

         Any U.S. Holders of notes who receive a combination of cash and our common stock should consult their tax advisors as to the U.S. federal income tax consequences to them.

         If a U.S. Holder of a note exercises his, her or its right to require us to repurchase a note and we deliver cash in full satisfaction of the repurchase price, the repurchase will be treated the same as a sale of the note, as described above under "U.S. Holders -- Sale, Exchange or Retirement of the Notes for Cash."

         Constructive Dividends. If at any time we make a distribution of property to our shareholders that would be taxable as a dividend for U.S. federal income tax purposes (for example, distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for our common stock) and the conversion rate of the notes is increased, such increase may be a deemed distribution to a U.S. Holder of the notes under
Section 305 of the Code and the Treasury Regulations issued thereunder. If the conversion rate is adjusted in other circumstances and such adjustment has the effect of increasing the holder's proportionate interest in our assets and earnings, it may be also treated as a deemed distribution to the U.S. Holder. Any deemed distribution will be taxable as a dividend as described in "Our Common Stock" below.

         Our Common Stock.
         ----------------

         Dividends. Distributions paid on our common stock received upon the conversion of a note, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the U.S. Holder and taxable as ordinary income when received. Under recently enacted legislation, dividends received by a noncorporate U.S. Holder may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. U.S. Holders should consult their own tax advisers regarding the implications of this new legislation in their particular circumstances. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder's investment, up to the U.S. Holder's adjusted tax basis in our common stock. Any remaining excess will be treated as a capital gain from the sale or exchange of our common stock.

         Sale or Other Disposition of Our Common Stock. Gain or loss realized by a U.S. Holder on the sale or other disposition of our common stock received upon the conversion of a note generally will be recognized as capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the U.S. Holder's gain or loss will be equal to the difference between the U.S. Holder's tax basis in the common stock disposed of and the amount realized on the disposition. The deductibility of capital losses is subject to limitations. Further, a U.S. Holder who sells the stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury Regulations.

         Backup Withholding and Information Reporting. A U.S. Holder of a note or common stock may be subject, under certain circumstances, to information reporting and backup withholding at the then applicable rate (currently at a rate of 28%) with respect to payments of interest and dividends on, and gross proceeds from a sale, exchange, redemption or other disposition of, a note or common stock. These backup withholding rules apply if the U.S. Holder, among other things: (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor; (ii) furnishes an incorrect TIN;
(iii) fails to properly report interest or dividends; or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding.

         A U.S. Holder of a note or common stock who does not provide his, her or its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding is creditable against the U.S. Holder's federal income tax liability, provided the requisite information is provided timely to the IRS. Certain persons are exempt from backup withholding, including corporations and tax-exempt entities, provided their exemption from backup withholding is properly established. U.S. Holders of notes and our common stock should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such exemption.

         We will report to the IRS and to the holders of the notes and our common stock the amount of any payments of interest on the notes and dividends on our common stock made by us, as well as the amount of any tax withheld with respect to the notes or our common stock, during the calendar year. The information reporting requirements may apply regardless of whether withholding is required.

         NON-U.S. HOLDERS

         The following discussion is limited to the U.S. federal income and U.S. federal estate tax consequences to a holder of a note or our common stock that is a beneficial owner and that is an individual, corporation, estate or trust other than either a U.S. Holder, a person subject to rates applicable to former citizens and long-term residents of the United States or a foreign or domestic partnership (a "Non-U.S. Holder"). In addition, this discussion does not address the U.S. federal income tax consequences to Non-U.S. Holders subject to special treatment under the Code, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies" and foreign corporations that accumulate earnings to avoid U.S. federal income tax. Non-U.S. Holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to the notes or our common stock.

         Interest. Generally, interest income of a Non-U.S. Holder that is not effectively connected with a U.S. trade or business will not be subject to U.S. tax if the interest qualifies as "portfolio interest."

Generally, interest on the notes will qualify as portfolio interest if the Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code, and (iii) is not a bank receiving certain types of interest; and (iv) either (A) the Non-U.S. Holder certifies, under penalties of perjury, on a properly executed IRS Form W-8BEN (or any successor form) prior to the payment of interest that such holder is not a U.S. person and provides such holder's name and address or (B) a financial institution holding the notes on behalf of the Non-U.S. Holder certifies, under penalties of perjury, that it has received an IRS Form W-8BEN (or successor form) from the Non-U.S. Holder or the beneficial owner and provides us with a copy. If a holder holds the note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable Treasury Regulations.

         If a Non-U.S. Holder does not qualify for the portfolio interest exemption as described above and the payments of interest are not U.S. trade or business income, payments of interest will be subject to U.S. federal withholding tax, unless a U.S. income tax treaty applies to reduce or eliminate withholding. Except to the extent that an applicable income tax treaty otherwise provides, a Non-U.S. Holder generally will be taxed on a net income basis in the same manner as a U.S. Holder if such Non-U.S. Holder is engaged in a trade or business in the U.S. and interest on the note is effectively connected with the conduct of such trade or business. If such Non-U.S. Holder is a corporation, it may be subject to an additional 30% branch profits tax (unless reduced or eliminated by an applicable treaty on its effectively connected earnings and profits from the taxable year.

         Conversion into Common Stock. A Non-U.S. Holder's conversion of a note into our common stock will not be a taxable event. However, to the extent that a Non-U.S. Holder receives cash in lieu of a fractional share upon conversation or is deemed to receive accrued and unpaid interest, any such gain and/or interest would be subject to the rules described below in "Sale, Exchange or Redemption of the Notes or Common Stock" and above in "Interest".

         Dividends on the Common Stock. Distributions made with respect to our common stock that are treated as dividends paid as described above under "U.S. Holders - Dividends" and "U.S. Holders - Constructive Dividends" (excluding dividends that are effectively connected with the conduct of a U.S. trade or business by such holder and are taxable as described below) paid to a Non-U.S. Holder of our common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. Such form must be updated periodically. A Non-U.S. Holder that is claiming the benefits of an income tax treaty also may be required in certain circumstances to provide a TIN or certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult his, her or its own tax adviser as to whether such holder can obtain a refund for all or a portion of the withholding tax. Except to the extent that an applicable income tax treaty provides otherwise, a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder. If such Non-U.S. Holder is a corporation, it may also be subject to a U.S. branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax and may be subject to the branch profits tax, they will not be subject to the U.S. federal withholding tax if the holder delivers a properly executed IRS Form W-8ECI (or successor form) to the payor or the payor's agent.

         Sale, Exchange or Redemption of Notes or Common Stock. Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other disposition of common stock received upon a conversion of a note, unless:

         (i) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States;

         (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or common stock as a capital asset and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met;

         (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the U.S.); or

         (iv) we are or have been a U.S. real property holding corporation within the meaning of Section 897 of the Code at any time within the shorter of the five-year period preceding such sale, exchange or disposition and the period the Non-U.S. Holder held the common stock and the note, or certain de minimis ownership rules do not apply. We believe that we are not, nor do we anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

         Federal Estate Tax. Any note held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his death will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of all of our classes of stock entitled to vote and income on the notes was not U.S. trade or business income. However, our common stock held by an individual who is a Non-U.S. Holder at the time of his death will be included in the gross estate of the Non-U.S. Holder for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

         Information Reporting and Backup Withholding. We must report annually to the IRS and to each Non-U.S. Holder any interest or dividends that are that is subject to withholding or that is exempt from U.S. withholding tax pursuant to an applicable income tax treaty, or any payments of portfolio interest. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, we will have to report to the IRS payments of principal.

         Treasury Regulations provide that the backup withholding tax (currently at a rate of 28%) and certain information reporting will not apply to payments of interest or dividends with respect to which either the requisite certification that the Non-U.S. Holder is not a U.S. person, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

         The payment of the gross proceeds from the sale, exchange, redemption or other disposition of the notes or our common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the gross proceeds from the sale, exchange, redemption or other disposition of the notes or our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the gross proceeds from the sale, exchange, redemption or other disposition of the notes or our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting (but not back-up withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge, or reason to know, to the contrary.

         Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is provided to the IRS.

         All certifications described above under the heading "Non-U.S. Holders" are subject to special rules with respect to reliance standards, under which certifications provided by holders may not be relied on under certain circumstances (for example, if we, our paying agent, or the broker had actual knowledge or reason to know that the certification is false).

         THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES OR OUR COMMON STOCK IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND, WHERE APPLICABLE, OUR COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN APPLICABLE LAWS.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed on for us by Foley & Lardner LLP, Detroit, Michigan.

                                     EXPERTS

         The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting for the impairment or disposal of long-lived assets and goodwill in 2002) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational reporting requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements, and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements, and other information at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings are also available on the Securities and Exchange Commission's web site. The address of this site is http://www.sec.gov.

         We have filed with the Securities and Exchange Commission a registration statement (which term includes all amendments, exhibits, and schedules thereto) on Form S-3 under the Securities Act with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and is available to you on the Securities and Exchange Commission's web site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to incorporate by reference into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

         - our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

         - our Current Reports on Form 8-K as filed with the SEC on February 3, 2004, March 15, 2004, March 26, 2004, and April 9, 2004;

         - the description of our common stock contained in our Registration Statement on Form 8-A filed on November 6, 1997 and any amendments or reports filed for the purpose of updating such description; and

         All documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

         You may request a copy of these filings at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number:

                            Noble International Ltd.
                               28213 Van Dyke Road
                             Warren, Michigan 48093
                                 (586) 751-5600
                       Attention: Michael C. Azar, Esquire

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                       4.00% CONVERTIBLE SUBORDATED NOTES

           AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                            NOBLE INTERNATIONAL, LTD.

                               _____________, 2004


--------------------------------------------------------------------------------

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

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.-Other Expenses of Issuance and Distribution.

         Securities and Exchange Commission filing fee................$  10,560
         Accounting fees and expenses.................................$  10,000
         Legal fees and expenses......................................$  90,000
         Miscellaneous................................................$  14,440
              Total expenses..........................................$ 125,000

     All of the above fees and expenses will be paid by the Registrant. Other than the Securities and Exchange Commission filing fee, all fees and expenses are estimated.

Item 15. Indemnification of Directors and Officers.

     Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

     Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation's request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies
(a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

     Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and require us to advance litigation expenses upon our receipt of an undertaking by a director or officer to repay such advances if it is ultimately determined that such director or officer is not entitled to indemnification. The indemnification provisions contained in our bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

     We also have insurance on our directors and officers, which covers liabilities under the federal securities laws.

Item 16. Exhibits.

     The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17. Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           Provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in
Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of
1933 and is, therefore, unenforceable.   In  the event that a claim for
indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, and State of Michigan, on this 23rd day of April, 2004.

                                        NOBLE INTERNATIONAL LTD.


                                        By:    /s/   Robert J. Skandalaris
                                            ------------------------------------
                                            Robert J. Skandalaris
                                            Chairman of the Board of Directors
                                            and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Robert J. Skandalaris and Michael C. Azar, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Rule 462(b) Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                Signature                                          Title                                   Date
                ---------                                          -----                                   ----

/s/ Robert J. Skandalaris                   Chairman of the Board of Directors and Director           April 23, 2004
------------------------------------
Robert J. Skandalaris

/s/ Christopher L. Morin                    President and Chief Executive Officer (Principal          April 23, 2004
---------------------------
Christopher L. Morin                        Executive Officer)

/s/ Jay J. Hansen                           Chief Financial Officer                                   April 23, 2004
---------------------------
Jay J. Hansen                               (Principal Accounting Officer)

/s/ Mark T. Behrman                         Director                                                  April 23, 2004
------------------------------------
Mark T. Behrman

/s/ Van Conway                              Director                                                  April 23, 2004
------------------------------------
Van Conway

/s/ Lee M. Canaan                           Director                                                  April 23, 2004
---------------------------
Lee M. Canaan

/s/ Stuart I. Greenbaum                     Director                                                  April 23, 2004
------------------------------------
Stuart I. Greenbaum

/s/ Daniel J. McEnroe                       Director                                                  April 23, 2004
------------------------------------
Daniel J. McEnroe

                Signature                                          Title                                   Date
                ---------                                          -----                                   ----

/s/ Jonathan P. Rye                         Director                                                  April 23, 2004
------------------------------------
Jonathan P. Rye

/s/ Thomas L. Saeli                         Director                                                  April 23, 2004
------------------------------------
Thomas L. Saeli

/s/ Anthony R. Tersigni                     Director                                                  April 23, 2004
------------------------------------
Anthony R. Tersigni

                                  EXHIBIT INDEX

  Exhibit
  -------
  Number                           Document Description
  ------                           --------------------

    (3.1) Certificate of Incorporation, as amended (Filed as Exhibit 3.1 to Registrant's Registration Statement on Form S-1, No. 333-27149, and incorporated herein by reference).

    (3.2) Bylaws, as amended (Filed as Exhibit 3.2 to Registrant's Registration Statement on Form S-1, No. 333-27149, and incorporated herein by reference).

    (4.1) Form of Convertible Subordinated Note (incorporated by reference to Exhibit 4.1 to the company's Current Report on Form 8-K filed March 26, 2004 (File No. 001-13581)).

    (4.2) Registration Rights Agreement, dated March 25, 2004, by and among the company and the investors named on the signature pages thereto (incorporated by reference to Exhibit 4.2 to the company's Current Report on Form 8-K filed March 26, 2004 (File No. 001-13581)).

    (5.1)      Opinion of Foley & Lardner LLP (including consent of counsel).

   (10.1) Securities Purchase Agreement, dated March 25, 2004, by and among the company and the investors named on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the company's Current Report on Form 8-K filed March 26, 2004 (File No. 001-13581)).

   (12.1)      Statement regarding computation of earnings to fixed charges.

   (23.1)      Consent of Deloitte & Touche LLP.

   (23.2)      Consent of Foley & Lardner LLP (filed as part of Exhibit (5)).

   (24.1) Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement).


                                      E-1